Exhibit 10.1
EXPENSES REIMBURSEMENT
&
NON-SOLICITATION AGREEMENT
by and among
SPK ACQUISITIONS LIMITED
and
IONA TECHNOLOGIES PLC
Dated as of June 25, 2008

THIS AGREEMENT is made on June 25, 2008
BETWEEN:
SPK Acquisitions Limited
having its registered office at
Earlsfort Centre, Earlsfort Terrace,
Dublin 2, Ireland
(hereinafter referred to as “Buyer”)
- and -
IONA Technologies plc
having its registered office at
The IONA Building, Shelbourne Road,
Ballsbridge, Dublin 4, Ireland
(hereinafter referred to as “IONA”)
WHEREAS:
A.	This Agreement is the Expenses Reimbursement Agreement provided for in the Implementation Agreement dated as of the date hereof between Buyer, IONA, and with respect to Section 7.4 and Section 7.7 only, Progress Software Corporation (the “Implementation Agreement”) relating to certain expenses incurred and to be incurred by Buyer in connection with the Proposal (as defined below).

B.	This Agreement sets out the agreement between the parties as to the reimbursement of expenses incurred and to be incurred by Buyer in relation to the Proposal, the non-solicitation of other offers for the share capital of IONA and certain other matters.
NOW IT IS HEREBY AGREED as follows:
1.	Definitions

1.1	In this Agreement (including in the Recitals), the following expressions shall have the following meaning:

“Act”, the Irish Takeover Panel Act 1997;

“Acting in Concert”, shall have the meaning given to that term in Regulation 8(2) of the 2006 Regulations;

“Associate”, shall have the meaning given to that term in the Rules;

“Board”, the directors of IONA;

“Buyer”, SPK Acquisitions Limited;

“Competing Offer”, any offer or potential offer by a party other than Buyer (or an Associate of Buyer or a party Acting in Concert with Buyer);

“Exclusivity Period”, shall have the meaning given to that term in Clause 4.1.1;

“Group”, IONA and its Subsidiaries;

“Implementation Agreement”, shall have the meaning given to that term in the Recitals;

“IONA”, IONA Technologies PLC;

“IONA Representatives”, shall have the meaning given to that term in Clause 4.1;

“IONA’s Shareholders”, shall have the meaning given to that term in the Implementation Agreement;

“Irish Courts”, shall have meaning given to that term in the Implementation Agreement;

“Lehman”, Lehman Brothers Inc.;

“Ordinary Share”, an ordinary share of €0.0025 par value per share in the capital of IONA;

“Panel”, the Irish Takeover Panel;

“Proposal”, the proposal to acquire the entire issued and to be issued share capital of IONA by means of the Scheme, at a price of not less than US$4.05 per Ordinary Share as set out in the Implementation Agreement and the Rule 2.5 Announcement;

“Rule 2.5 Announcement”, shall have the meaning given to that term in the Implementation Agreement;

“Rules”, the Irish Takeover Panel Act, 1997, Takeover Rules, 2007 and the Irish Takeover Panel Act, 1997, Substantial Acquisition Rules, 2007;

“Scheme”, the proposed acquisition (by means of a scheme of arrangement under section 201 of the Companies Act 1963) by Buyer of the entire issued and to be issued share capital of IONA at the Scheme Price;

“Scheme Price”, the price per Ordinary Share offered pursuant to the Proposal (including any price offered as part of a revised Offer);

“Subsidiaries”, shall have the meaning given to that term in the Implementation Agreement;

“Takeover Offer”, shall have the meaning ascribed to the term takeover in the Act and shall be deemed to include a takeover effected by a Takeover Scheme or by a Takeover Offer;

“Takeover Rules”, shall have the meaning given to that term in the Implementation Agreement;

“Takeover Scheme”, shall have the meaning ascribed to that term in the Rules;

“Third Party Announcement”, means an announcement (whether by IONA or any other person other than Buyer or an Associate of Buyer or a party Acting in Concert with Buyer) of a Competing Offer or that any such third party is considering, or has approached or will approach IONA or is in talks with IONA that may or may not lead to, a Competing Offer;

“Third Party Payments”, the payment(s) provided for in Clause 3.1; and

“2006 Regulations”, the European Communities (Takeover Bids (Directive 2004/25/EC)) Regulations 2006.

1.2	In this Agreement, the expression “offer” shall include:
1.2.1	an offer, scheme of arrangement, re-capitalisation or other transaction of any nature whatsoever made by or on behalf of a party (other than Buyer or any party Acting in Concert with Buyer) which, if completed, would result in such third party or its associates holding more than 50% of the voting or other equity securities of IONA or any material Subsidiary of IONA; or

1.2.2	a sale of assets which, if completed, would result in the sale or transfer to such third party or its Associates of more than 50% of the consolidated net assets of the Group.
1.3	In this Agreement reference to the word “person” is deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, bodies corporate, trusts and investment funds (in each case whether or not having a separate legal personality).

2.	Pre-condition

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued.

3.	Reimbursement

3.1	Subject to the provisions of Clause 3.3, in consideration of Buyer expending the time and expense to make the Proposal and engaging advisers to assist in the process, preparing the Offer and taking all further steps necessary to make the Rule 2.5 Announcement and making the Proposal itself, IONA agrees to pay to Buyer an amount equal to all specific quantifiable and documented third party costs and expenses incurred in connection with the Proposal including but not limited to:
3.1.1	exploratory work carried out in contemplation of and in connection with the Proposal;

3.1.2	legal, financial and commercial due diligence; and

3.1.3	the costs associated with engaging advisers to assist in the process;
provided that the gross amount payable to Buyer (inclusive of irrecoverable VAT only) pursuant to this Agreement shall not, in any event, exceed such sum as is equal to 1% of the aggregate value of the number of shares in IONA which are the subject of the Proposal multiplied by the Scheme Price.

3.2	Subject to the terms of Clause 3.3, the obligation of IONA to make the Third Party Payments shall apply only if, following the making of the Rule 2.5 Announcement:
3.2.1	the Board, or any one or more of them, withdraw or adversely modify their recommendation of the Scheme or recommend (or indicate or announce an intention to recommend) any Competing Offer; or

3.2.2	IONA withdraws the Scheme or materially alters any term of the Scheme or takes or omits to take any action in breach of the Implementation Agreement the result of which is to prevent IONA’s Shareholders from voting at any meetings to approve the Scheme; or

3.2.3	if the Scheme subsequently lapses or (with the consent of IONA) is withdrawn or does not become effective and, prior to this occurring, a Third Party Announcement is made in relation to a Competing Offer and that Competing Offer subsequently becomes effective or unconditional within 12 months of the Third Party Announcement.
3.3	No Third Party Payments are payable:
3.3.1	under Clause 3.2.3, if the Proposal is withdrawn or lapses and, at the time the Proposal is withdrawn or has lapsed, there has been no Third Party Announcement of a Competing Offer; or

3.3.2	under Clause 3.2, if following the making of the Rule 2.5 Announcement, either (i) a document incorporating the terms of the Scheme is not posted within 28 days of the date of the issue of the Rule 2.5 Announcement solely as a result of the actions or omissions of Buyer in breach of the Implementation Agreement or (ii) the Implementation Agreement is validly terminated by IONA other than pursuant to Section 10.1 of the Implementation Agreement.
3.4	Any Third Party Payments due to be paid in accordance with this Clause 3 shall be paid (without any set off, withholding or other deduction) no later than seven calendar days after the submission to IONA of a written request for such payment with written evidence (including written invoices and written supporting documentation) vouching that expenditure. Buyer shall be entitled to charge value added tax on any amounts payable hereunder to the extent that it is required to do so.

3.5	Where the Third Party Payments are payable to Buyer pursuant to Clause 3.2.3, IONA shall, subject to Buyer providing supporting documentation vouching expenditure in accordance with Clause 3.4, procure that all such Third Party Payments are approved for payment by IONA prior to that Competing Offer becoming effective or unconditional such that such Third Party Payments will be transferred to Buyer on such Competing Offer becoming effective or unconditional.

4.	Non-Solicitation

4.1	Subject to any actions which IONA is required to take so as to comply with the requirements of the Rules and/or with the fiduciary duties of the Board, IONA agrees that neither it nor any member of the Group nor any of their respective directors, officers, employees or advisers (collectively, the “IONA Representatives”) shall:
4.1.1	directly or indirectly, solicit, initiate or knowingly facilitate any discussions with, or enquiries or proposals from, any person other than Buyer in respect of or in connection with the acquisition of control (as defined in the Takeover Rules) of IONA, whether by means of an offer or scheme of arrangement or otherwise, or the disposal of any interest in a material part of the business of IONA or any subsidiary of IONA, or a disposal or acquisition of material assets by IONA or its subsidiaries, or a share exchange (any matter described in the preceding portion of this clause 4.1.1, a “Third Party Transaction Proposal”) during the period commencing on the date of this Agreement and ending on the earlier of (i) December 15, 2008 and (ii) date on which the Scheme is withdrawn by Buyer or lapses or becomes effective (the “Exclusivity Period”);

4.1.2	directly or indirectly, respond to enquiries or proposals from, or engage in negotiations with, any person other than Buyer in respect of or in connection with any Third Party Transaction Proposal during the Exclusivity Period;

4.1.3	continue pursuing any discussions existing at the date of this Agreement with any other person, or enter into or continue, facilitate or encourage any discussions or commitments or agreements in respect of or in connection with any Third Party Transaction Proposal during the Exclusivity Period;

4.1.4	enter into any expenses reimbursement or similar agreement or any inducement fee agreement of any nature with any person other than Buyer during the Exclusivity Period; or

4.1.5	make available any information relating to IONA and/or its assets and/or its business and/or any Subsidiary of IONA in respect of or in connection with a Third Party Transaction Proposal other than to Buyer.
4.2	During the Exclusivity Period, IONA further agrees that, subject to any provision to the contrary in the Takeover Rules applicable to the Scheme, IONA shall promptly advise Buyer orally with written confirmation to follow within 24 hours, of any Competing Offer or any request for non public information in connection with any Competing Offer, or any inquiry with respect to, or that would reasonably be expected to lead to any Competing Offer, the material terms and conditions of any such Competing Offer or inquiry and identity of the person making any such Competing Offer or inquiry. IONA shall (i) keep Buyer fully informed, on a current basis, of the status and material terms and conditions (including any material change to such terms) of any such Competing Offer or inquiry, (ii) provide to Buyer as soon as practicable after receipt or delivery thereof copies of any proposals received by IONA with respect to such Competing Offer and any draft or final version of any acquisition agreement relating to such Competing Offer and (iii) if Buyer shall make a counterproposal, consider in good faith the terms of such counterproposal. Contemporaneously with providing any information to a third party in connection with any such Competing Offer or inquiry, IONA shall furnish a copy of such information to Buyer unless such information has been previously provided or furnished to Buyer by IONA or an IONA Representative.
For the avoidance of doubt and notwithstanding any other term of this Agreement, nothing shall preclude, restrict or hinder the Board or the directors of any Group company from considering and engaging with any unsolicited Takeover Offer(s) or unsolicited proposals with a view to a Takeover Offer being made, in each case to the extent (and only to the extent) required by the Takeover Rules or by any decision or direction of the Panel.
5.	Other Matters

5.1	The parties agree that the provisions contained in Clause 3 and Clause 4 of this Agreement shall not come into effect until such time as they have been approved by the Panel in accordance with the Takeover Rules.

5.2	IONA confirms that it has discussed the terms of this Agreement with its Rule 3 adviser, Lehman, and that Lehman has sent a letter to the Panel confirming that the terms of this Agreement are in the best interest of IONA’s Shareholders.

5.3	The invalidity, illegality or unenforceability of a provision of this Agreement does not affect or impair the continuance in force of the remainder of this Agreement.

5.4	This Agreement shall be construed in accordance with and governed by the laws of Ireland. The parties submit to the exclusive jurisdiction of the Irish Courts in relation to any disputes arising out of this Agreement.

5.5	This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.
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IN WITNESS whereof the parties have executed these presents the day and year above written.

PRESENT when the common seal
of SPK ACQUISITIONS LIMITED
was affixed hereto:	/s/ Norman R. Robertson

Director
[seal affixed]	Norman R. Robertson

Print name
/s/ Peter M. Moloney

Director/Secretary
Peter M. Moloney

Print name

PRESENT when the common seal
of IONA TECHNOLOGIES PLC
was affixed hereto:	/s/ Peter M. Zotto

Director
Peter M. Zotto

Print name
[seal affixed]	/s/ Christopher Mirabile

Director/Secretary
Christopher Mirabile

Print name